Saba Capital Income & Opportunities Fund N -2/A

Exhibit (j)(2)(i)

AMENDMENT AGREEMENT

AMENDMENT AGREEMENT dated as of February 8, 2022, amongst each entity listed on Annex I attached thereto (each, a “Customer” collectively, the “Customers”) and The Bank of New York Mellon, (“BNY Mellon”).

WHEREAS, the Customers and the BNY Mellon have entered into a Custody Agreement dated as of June 4, 2021 (the “Agreement”), pursuant to BNY Mellon provides services to the Customers, one or more of which is a registered closed-end investment company; and

WHEREAS, in connection with the formation of Saba Capital SPV - BRW SPV I, a wholly owned subsidiary of Saba Capital Income & Opportunities Fund, the parties desire to add Saba Capital SPV - BRW SPV I. as a party to the Agreement;

WHEREAS, the parties desire to make clear that, subject to the conditions below, the terms and provisions of the Agreement shall be construed to apply to Saba Capital SPV - BRW SPV I and any additional investment vehicle that may become a party to the Agreement; and

WHEREAS, the parties wish to make certain modifications to the services set forth in the Agreement.

NOW, THEREFORE, in consideration of the forgoing premises and mutual covenants, agreements and promises contained in this Amendment, the parties hereto, intending to be legally bound, agree as follows:

1.	Amendments to the Agreement.

a.	The following section is hereby added to the Agreement:

“Section 17.16: Adding Additional Customers to the Agreement. One or more additional investment Customers or vehicles which are advised by a Customer’s investment adviser but which are organized as a separate legal entities from the Customer may be added as a party to the Agreement from time to time (“Additional Customers”) through the execution of an amendment to the Agreement including, without limitation, an instrument of accession among each Customer party to the Agreement, such Additional Customer and BNY Mellon whereby each such Additional Customer(s) and BNY Mellon will agree to be bound by the terms of this Agreement. The addition of Additional Customer(s) to the Agreement will not affect the rights or obligations of the Customer under the terms of the Agreement. The obligations of the Customer and any Additional Customer(s) to BNY Mellon under the Agreement shall be several and not joint or joint and several.”

b.	The following section is hereby added to the Agreement:

“Section 17.17: Applicability of Agreement to Non-Registered Investment Companies. Except as noted in the next sentence, the terms and provisions of this Agreement shall be construed to apply to any investment Customer or investment vehicle which is not organized as a registered investment company (“non-RIC”) and which is added as a party to the Agreement as an Additional Customer and its Shares. Subject to this Section 17.17, the term “Customer” as used throughout this Agreement shall be construed to include any non-RIC that is an Additional Customer, as applicable.”

2.                Acceptance of Agreement and Fees. BNY Mellon and Saba Capital SPV - BRW SPV I hereby agrees to be bound by the terms of the Agreement, including this Amendment, and Saba Capital SPV - BRW SPV I hereby appoints BNY Mellon to provide it with the services set forth in the Agreement. Saba Capital SPV - BRW SPV I shall be a party to the Agreement as an Additional Customer as of the date of this Amendment. As compensation for services to be rendered to Saba Capital SPV - BRW SPV I by BNY Mellon pursuant to the terms of the Agreement, Saba Capital SPV - BRW SPV I shall pay a fee to BNY Mellon as may be agreed to in writing by Saba Capital SPV - BRW SPV I and BNY Mellon.

4.             For the avoidance of doubt, a dissolution of Saba Capital SPV - BRW SPV I shall not result in a termination of the Agreement.

5.             As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control. From and after the Effective Date, any reference to the Agreement shall be a reference to the Agreement as amended hereby.

6.             This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

7.             This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed in counterparts by their respective officers, thereunto duly authorized, as of the date first above written.

SABA CAPITAL INCOME & OPPORTUNITIES FUND

By

Title: Secretary

SABA CAPITAL SPV – BRW SPV I

By

Title: Director

THE BANK OF NEW YORK MELLON

By

Title:	Authorized Signatory

ANNEX I

Saba Capital Income & Opportunities Fund

Saba Capital SPV - BRW SPY I